Exhibit 99.2

April 2, 2015, 2015 1:15pm ET

China Electronics Holdings (the "Company" or "CEHD") Announces
Information of Acquisition Target

New York City, NY -- (Marketwired – April 1, 2015) – China Electronics Holdings, Inc. (PINK: CEHD)

China Electronics Holdings, Inc. (the “Company” or “We” or the “Purchaser”) announced today that it has signed an agreement with Anhui Glory E-Commerce Company (“Anhui Glory E-Commerce”) to extend the closing date of the proposed acquisition from March 31, 2015 to June 30, 2015 due to failure to obtain a financing to consummate the acquisition. Anhui Glory E-Commerce, founded in January 2014,is the owner of China Crazy Buy, the first and largest proprietary technology platform that provides online direct sales and marketplace focused on sale of locally produced and national known agricultural food and by products, supermarket and grocery products, and electronic appliances in the Anhui Province of China.

The Company entered into a business cooperation agreement with Anhui Glory E-Commerce in July 2014 to start its sales of consumer electronics appliances on China Crazy Buy trading platform. As the customer behavior in China shifting from in store purchase to online shopping, and fast growth of online users in third tier cities, towns, counties and rural areas in China, we believe our business with China Crazy Buy will accelerate and broaden our exposure to larger and rapidly growing online customers.

“We see explosive growth of population and online users in small cities, towns, counties and rural areas because of the return of young generation from large cities to small towns and counties, from eastern China to inland, along with the urbanization process of rural areas of China.” said Mr. Hailong Liu, the CEO and Chairman of China Electronics Holdings. “We believe the acquisition of China Crazy Buy by China Electronics Holdings will greatly improve our business model to meet the market trends of customer behavior shifting from offline transaction to online e-commerce. With this acquisition, China Electronics Holdings is leveraging an opportunity to increase its profit margin and sales by accessing to larger online consumers, obtaining control of pricing strategy, offering value added fast logistics and delivery services by using of scalable distribution network of China Crazy Buy.”

We previously announced a possible acquisition of Anhui Gory E-Commerce and while we continue to be in discussions with this company, a transaction is not imminent as we failed to consummate a financing to close the acquisition by March 31, 2015 and therefore we have extended the closing date to June 30, 2015. We are in continuing discussions with funds based in China and the U.S. to raise financing in order to consummate the acquisition.We plan to close acquisitions at attractive and accretive prices. We may also plan to finance the acquisition target directly through private equity financing in China.  We truly believe expanding our presence in e-commerce business.”

China Electronics will host a conference call on Friday, April 10, 2015 at 10:00 a.m. Shareholders and other interested parties can participate by dialing in to the following numbers:

Toll Free (US &International)	(712) 775-7031
Access Code	231-089-908

ABOUT CHINA ELECTRONICS HOLDINGS, INC.

Contact Information

China Electronics Holdings, Inc.
info@chinacrazybuy.com